Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT AND REPORT ON SCHEDULE

We consent to the incorporation by reference in this prospectus supplement to Registration Statement No. 333-99345 of Ramco-Gershenson Properties Trust on Form S-3 of our report dated March 6, 2002 (March 14, 2002 as to Note 14 and April 11, 2002 as to Notes 11, 17 and 19) appearing in the Current Report on Form 8-K of Ramco-Gershenson Properties Trust filed November 12, 2002 and to the references to us under the heading “Experts” in the prospectus supplement, which is part of this Registration Statement.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Ramco-Gershenson Properties Trust. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

November 12, 2002
Detroit, Michigan